Exhibit 10.9

(Translated from German)

BONUS AGREEMENT

Between

Bruker Advanced Supercon GmbH,

Ehrichstr. 10,

63450 Hanau,

acting by its shareholder, Bruker Advanced Supercon Inc., Billerica, USA being represented by its Chief Executive Officer, Dr. Burkhard Prause,

(hereinafter referred to as Company)

and

Dr. Detlef Krischel,

Danziger Straße 14,

53804 Much

(hereinafter referred to as Dr. Krischel)

1.                                       The Company intends to conclude a Consultancy Agreement with ACCEL Instruments GmbH becoming effective at the beginning of the Managing Director Agreement.  Dr. Krischel is aware of this Consultancy Agreement being attached as draft as Appendix 1.

2.                                       In addition to his remuneration as Managing Director Dr. Krischel also receives a bonus for the separate consulting activities being listed within the Consultancy Agreement. Details of the bonus stipulation can be obtained from Appendix 2.

3.                                       Dr. Krischel is entitled to negotiate with the Company about external consulting activities in the field of proton therapy (Protonentherapie) at the earliest on 1 January 2011. However, if the Consultancy Agreement being attached as Appendix 1 should be terminated before 1 January 2010, Dr. Krischel is entitled to earlier negotiate about external consulting activities with third companies.

However, this requires that the entered job does not come into conflict with the noncompetition clause being stipulated in sec. 10 of the Managing Director Agreement. Furthermore, Dr. Krischel is aware and he also agrees that in this case a period of time of 200 hours per year may not be exceeded for external consulting activities and that the tasks as Managing Director for the Company, the Bruker Group, generally may and have to be fulfilled with priority. If this external consulting activity does not comply with the requirements being mentioned above and in the Managing Director Agreement of 16 February 2009, the general meeting of shareholders is entitled to refuse consent to enter an external consulting activity.

Frankfurt, 16 February 2010	Frankfurt, 16 February 2010

/s/ Burkhard Prause	/s/ Detlef Krischel
Dr. Burkhard Prause	Dr. Detlef Krischel
Chief Executive Officer, Bruker Advanced Supercon GmbH